Exhibit 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Second Quarter 2007 Financial Results
PLANO, Texas — July 26, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its second quarter ended June 30, 2007.
Revenues for the second quarter of 2007 were $8.2 million compared to $9.4 million in the second quarter of 2006. Revenues for the quarter increased 61% sequentially when compared to revenues of $5.1 million for the first quarter of 2007. The sequential increase in revenues for the quarter was primarily due to the company’s tier 1 customers returning to more normalized operations after the impact of the recent merger activity impacting the industry. In the quarter, broadband telecom revenues were $7.2 million compared to $7.8 million in the second quarter of 2006. As expected enterprise revenues decreased to about $695,000 compared to $1.3 million during the second quarter of 2006. All other revenues were approximately $340,000 compared to $320,000 for the second quarter of 2006. Gross margin for the second quarter of 2007 was 60% compared to 58% for the second quarter of 2006. The company reported a second quarter 2007 net profit of $390,000 or $0.06 per share, compared to approximately $1.1 million, or $0.19 per share in the second quarter of 2006.
“We are pleased to have delivered a successful and profitable quarter with the return to a more normal state of business”, said Gregory B. Kalush, CEO and President of Interphase. “I am very proud of the efforts of the entire Interphase organization in executing diligently to meet our customer expectations as the industry begins its transition to the adoption of AdvancedTCA™ and MicroTCA™ platforms together with AdvancedMC’s. Our focus across the entire organization has been on the delivery of a broad portfolio of high quality and high performance products in a timely fashion to meet the lab testing and platform integration needs of our customers. While there could still be some “lumpiness” in our revenue performance in future quarters as the rate of this transformation accelerates, we remain very optimistic of our ability to grow our revenue and profit as our customers incorporate these new products to deliver emerging network infrastructure elements in the IMS, VoIP and Wireless networks.”

During the quarter, Interphase announced the successful 10 Gigabit Ethernet integration and interoperability of its AdvancedTCA mid-size AdvancedMC carrier module product. In addition, Interphase completed successful integration and demonstration of I-TDM technology for multi-media operation and extended its partnership with Surf Communications.
For the first six months of 2007, revenues were $13.3 million, compared to $17.5 million in the first half of 2006. Gross margin improved to 57% for the six months ended June 30, 2007, compared to 54% for the same period in 2006. Net loss for the first six months of 2007 was $1.5 million or $(0.24) per share compared to a net income of $1.5 million or $0.24 per share for the first half of 2006. The company’s balance sheet continues to be strong with a working capital position of $25.2 million, including cash and marketable securities of $19.7 million on June 30, 2007.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Motorola Inc., Nortel Networks Ltd., Nokia-Siemens Networks and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2007	2006	2007	2006

Revenues	$8,241	$9,371	$13,345	$17,522
Gross margin	4,925	5,400	7,624	8,001
Research and development	2,369	1,966	4,907	3,846
Sales and marketing	1,379	1,474	2,791	2,818
General and administrative	1,130	1,242	2,087	2,196

Total operating expenses	4,878	4,682	9.785	8,860
Income (loss) from operations	47	718	(2,161)	661
Income (loss) before income tax	301	1,066	(1,611)	1,261
Net income (loss)	390	1,143	(1,462)	1,453
Net income (loss) per diluted share	$0.06	$0.19	$(0.24)	$0.24
Weighted average common and dilutive shares	6,714	6,002	6,092	5,940
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun. 30, 2007	Dec. 31, 2006

Cash and marketable securities	$19,745	$22,530
Accounts receivable, net	6,808	5,824
Inventories	1,973	1,921
Net property, plant and equipment	948	976
Total assets	33,100	34,062
Total liabilities	8,402	8,262
Total shareholders’ equity	$24,698	$25,800
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